Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated May 1, 2026
Market Linked Securities – Auto-Callable with Fixed Coupon and Geared Buffer Downside
Principal at Risk Securities Linked to the common stock of Palantir Technologies Inc. due May 15, 2028
Term Sheet to Preliminary Pricing Supplement dated May 1, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measure:	The common stock of Palantir Technologies Inc. (the “Underlying Stock”).
Pricing Date*:	May 11, 2026
Issue Date*:	May 14, 2026
Face Amount and Original Offering Price:	$1,000 per security
Coupon Payments:
On each coupon payment date, unless previously automatically called, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment,” will be calculated per security as follows: ($1,000 × coupon rate)/4.

Coupon Payment Dates:	Quarterly, on the 14th day of each February, May, August, November, commencing in August 2026 and ending on the stated maturity date.
Coupon Rate:	At least 13.00% per annum, to be determined on the pricing date
Automatic Call:
If the stock closing price of the Underlying Stock on any call date is greater than or equal to the starting price, the securities will be automatically called and, on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the related coupon payment. The securities will not be subject to automatic call until the first call date, which is approximately six months after the issue date.

Call Dates*:	Quarterly, on the third business day prior to each coupon payment date scheduled to occur from November 2026 to February 2028.
Call Settlement Date:	Three business days after the applicable call date.
Maturity Payment Amount (per security):
If the securities are not automatically called prior to the stated maturity date:
•   if the ending price is greater than or equal to the downside threshold price, a cash payment equal to:
$1,000; or
•  if the ending price is less than the downside threshold price, a number of shares of the Underlying Stock equal to:
the share delivery amount

Final Calculation Day*:	May 10, 2028
Stated Maturity Date*:	May 15, 2028
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Downside Threshold Price:	80% of the starting price
Share Delivery Amount:
A number of shares of the Underlying Stock equal to the product of (i) the face amount divided by the downside threshold price and (ii) the adjustment factor, rounded to four decimal places. The adjustment factor is initially set equal to 1.0 on the pricing date, subject to adjustment

Calculation Agent:	The Bank
*	Subject to change.
Summary of Terms (continued)
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89117HBZ7 / US89117HBZ73
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**In respect of certain securities, we may pay a fee of up to $2.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.
Hypothetical Payout Profile (maturity payment amount)
If the securities are not automatically called prior to stated maturity and the ending price is less than the downside threshold price, the value of the share delivery amount that you will receive at maturity is expected to be worth less than the face amount of your securities and may be worthless. Additionally, the market value of the shares that you receive may be significantly lower than their market value at the final calculation day because of any decrease in the market value of the Underlying Stock during the period between the final calculation day and the stated maturity date.
Any return on the securities will be limited to the sum of your coupon payments received. You will not participate in any appreciation of the Underlying Stock, but , if the securities are not automatically called, you will have downside exposure to the Underlying Stock on a leveraged basis from the starting price if the ending price as of the final calculation day is less than the downside threshold price.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $925.00 and $960.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement: http://www.sec.gov/Archives/edgar/data/947263/000114036126018467/ef20071960_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-10 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•
You May Be Exposed On a Leveraged Basis To The Decline In The Underlying Stock On The Final Calculation Day From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

•	Higher Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	Each Call Date and The Final Calculation Day, And The Related Call Settlement Date and The Stated Maturity Date, Is Subject To Market Disruption Events And Postponements.
•	Investors Are Subject To The Bank’s Credit Risk, And the Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Securities Will Be Subject To Single Stock Risk.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.
•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-Dilution Protection.
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.